Merk Webinar

- Update on the economy
- U.S. dollar, gold, currency dynamics
- Merk Funds

Please read important risk disclosure information towards the end of this presentation.

VanEck Merk Gold Trust ("OUNZ") Disclosure

OUNZ must be preceded or accompanied by the prospectus. Before investing you should carefully consider the Fund's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which is available at www.merkgold.com/prospectus. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the investment Company act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor's ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take considerable time depending on your location.

For a more complete discussion of the risk factors relative to the trust, carefully read the prospectus. The sponsor of the Trust is Merk Investments LLC (the "Sponsor"). VanEck and Foreside Fund Services, LLC, provide marketing services to the Trust.

MERK® FUNDS

Global Growth Backdrop

S&P 500 vs Global PMIs (Four Largest Economies)



Daily 12/31/2012 - 10/14/2019
China Manufacturing PMI on 9/30/19 (R1) 49.8
Japan Manufacturing PMI on 9/30/19 (R1) 48.9
US Manufacturing PMI on 9/30/19 (R1) 47.8
Germany Manufacturing PMI on 9/30/19 (R1) 41.7
S&P 500 Index (R2) 2970
R1: 1st y-axis on right
R2: 2nd y-axis on right
65.0
60.0
55.0
45.0
40.0
2970
2800
2600
2400
2200
2000
1800
1600
1400
49.8
48.9
47.8
41.7
2013
2014
2015
2016
2017
2018
2019
PMIs are indicators of economic health for manufacturing and service sectors. PMIs are based on surveys of new orders, inventory levels, production, supplier deliveries and employment, with each weighed equally. A PMI above 50 represents an expansion versus the previous month.

Source: Bloomberg, © Merk Investments LLC

US Purchasing Manager Indices (PMIs)



US PMIs
Institute of Supply Management indices of manufacturing PMI, seasonally adjusted; and non-manufacturing PMI; the latter is also referred to as services PMI.
Hi: 61.4
Low: 34.5
Blue shaded area refers to recessions, identified as U.S. Recessions (L1)
Monthly 12/31/1995 - 9/30/2019
ISM Manufacturing PMI SA (R1) 47.8
ISM Non-Manufacturing NMI (R1) 52.6
U.S. Recessions (L1) 0
R1: y-axis on right
60
55
52.6
50
47.8
45
40
35
'96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19

Source: Bloomberg, © Merk Investments LLC

MERK® FUNDS

China Manufacturing

China Manufacturing PMIs



Monthly 2/29/2012 - 9/30/2019
Last Price
China Manufacturing PMI SA 49.8
Caixin China Manufacturing PMI SA 51.4
Depicted are 2 different manufacturing purchasing manager indices (PMIs); when the index is below 50, it suggests the manufacturing sector may be contracting; it may be expanding when above 50
53.0
52.0
51.4
51.0
50.0
49.8
49.0
48.0
2012
2013
2014
2015
2016
2017
2018
2019

Source: Bloomberg, © Merk Investments LLC

Leading Economic Indicators (LEIs)



LEIs for Emerging Markets
104.00
102.13
100.00
99.63
98.99
98.00
96.00
94.00
Leading Economic Indicators as provided by the OECD for select emerging markets.
Monthly 12/31/1999 - 8/31/2019
Last Price
India OECD Leading Indicators CLI Amplitude Adjusted SA 99.63
Brazil OECD Leading Indicators CLI Amplitude Adjusted SA 102.13
China OECD Leading Indicators CLI Amplitude Adjusted SA 98.99
Korea OECD Leading Indicators CLI Amplitude Adjusted SA 98.82
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Source: Bloomberg, © Merk Investments LLC

Yield Curve Steepness

Yield curve steepness refers to the relationship between the long-end and short-end of the yield curve. Depicted is the difference between the yield of 10 Year Notes and 3 month Treasuries.



Yield Curve Steepness (10yr - 3m) and US Recessions
4.00
3.00
2.00
1.00
0.07
-1.00
-2.00
Monthly 12/31/1961 - 10/14/2019
U.S. Recessions on 9/30/19 (L1) 0
US 10yr Yield - US 3mo Yield (R1) 0.07
'65-'69
'70-'74
'75-'79
'80-'84
'85-'89
'90-'94
'95-'99
'00-'04
'05-'09
'10-'14
'15-'19

Blue shaded area refers to recessions, identified as U.S. Recessions (L1)

R1: y-axis on right

Source: Bloomberg, © Merk Investments LLC

Wage Inflation

NFIB vs ECI



Monthly 12/31/1999 - 9/30/2020
BEA Employment Cost Index YoY - Civilian Workers on 6/30/19 (R1) 2.70
NFIB: % Reporting Biggest Problem is Labor Quality (12 month lead) (R2) 23.0
U.S. Recessions on 9/30/19 (L1) 0
R1: 1st y-axis on right
R2: 2st y-axis on the right; the index is offset by 3 months ("3 month lead"), meaning that e.g. the 6/30/19 data point is the one that was available 3/31/19
Employment Cost Index YoY
NFIB % Reporting Biggest Problem is Labor Quality
5.00
4.50
4.00
3.50
3.00
2.70
2.50
2.00
1.50
35.0
30.0
25.0
23.0
20.0
15.0
10.0
5.0
0.0
'00
'01
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12
'13
'14
'15
'16
'17
'18
'19
'20

Source: Bloomberg, © Merk Investments LLC

ECI: Employment Cost Index

Wage Inflation vs Unemployment



Wage Inflation: Production and Nonsupervisory Employees
Monthly 12/31/1989 - 9/30/2019
US Avg Hourly Earnings Production & Nonsupervisory Employees YoY 3.5
U-3 US Unemployment Rate 3.5
10.0
8.0
6.0
4.0
3.5
2.0
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: Bloomberg, © Merk Investments LLC

The relationship between wage inflation and unemployment is often referred to as the Phillips Curve.

Federal Reserve (Fed) Assets



Fed Assets and QE
Daily 10/1/2008 - 10/9/2019
Federal Reserve Total Assets 3.95
4.50
3.95
3.50
3.00
2.50
2.00
1.50
Fed Total Balance Sheet Assets (Trillions in USD)
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Source: Bloomberg, © Merk Investments LLC

Excess Reserves

US Banking System Excess Reserves



Weekly 12/26/1984 - 10/9/2019
US Banking System Excess Reserves 1.4
Excess reserves are bank reserves in excess of a reserve requirement set by a central bank
2.5
2.0
1.5
1.4
1.0
0.5
0.0
USD Trillions
1985-1989
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: Bloomberg, © Merk Investments LLC

Gold & Real Rates

Gold vs US 10yr real rate



Daily 1/2/1995 - 10/14/2019
US 10yr Real Rate (Treasury yield minus breakeven) (R1) 0.17
Gold (R2) 1492
R1: 1st y-axis on right
R2: 2nd y-axis on right
Low = High
Log
-1.00
0.00
0.17
1.00
2.00
3.00
4.00
5.00
2000
1492
1000
900
800
700
600
500
400
300
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019
The US 10yr Real Rate is a market measure of real interest rates. It is the difference between the Treasury yield minus the so-called breakeven rate. The breakeven rate is a market-based measure of expected inflation. It is the difference between the yield of a nominal bond and an inflation-linked bond of the same maturity.

Source: Bloomberg, © Merk Investments LLC

Gold & Negative Yielding Debt



Market Cap of Gold vs Market Cap of Negative Yielding Debt
R1: 1st y-axis on right
R2: 2nd y-axis on right
Weekly 1/3/2014 - 10/14/2019
Market Cap of Gold (USD Trillions) (R2) 9.116T
Market Cap of Negative Yielding Debt (USD Trillions) (R1) 13.757T
Market Cap of Gold refers to known above ground gold holdings valued at the market price of gold.
Market Cap of Negative Yielding Debt refers to the total publicly traded debt with a negative yield (with much of it in Japan and the Eurozone, but also in Switzerland, Sweden, amongst others)
9.5T
9.116T
9T
15T
13.757T
8.5T
10T
8T
7.5T
5T
7T
0
6.5T
2014
2015
2016
2017
2018
2019

Source: Bloomberg, © Merk Investments LLC

MERK® FUNDS

OUNZ

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS


999.9
OUNZ

- **Convenient** and **cost-efficient** way to **buy and hold** gold through an exchange traded product
- **Option to take delivery** of physical gold if and when desired

MERK® FUNDS

OUNZ Advantages

Liquidity	• Merk Gold Trust shares are traded on NYSE ARCA under the symbol "OUNZ"
Deliverability	• OUNZ holds gold bullion as allocated London Bars • Investors have the option to take delivery of their gold in exchange for their OUNZ shares
Convertibility	• Proprietary process for conversion of OUNZ shares into gold bars and coins in denominations investors may desire for delivery
Tax Efficiency	• Taking delivery of gold is not a taxable event,* as investors merely take possession of what they already own: their gold

Invest in physical gold with ease of ETF, option to take delivery

**It is expected that, if an Investor submits shares to the Trust, the exchange for physical gold will generally not be a taxable event. See tax discussion in prospectus. Not tax advice; please consult with a tax professional for tax advice.*

Gold Miners relative to Equities



HUI / SPX Ratio
Weekly 1/6/1995 - 10/14/2019
NYSE Arca Exchange Gold BUGS Index / S&P 500 Index 69
Hi: 544.38
Low: 26.33
500
400
300
200
100
0
69
'95
'96
'97
'98
'99
'00
'01
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12
'13
'14
'15
'16
'17
'18
'19

HUI: The NYSE Arca Gold BUGS Index is a modified equal dollar weighted index of companies involved in gold mining

The HUI / SPX Ratio divides the HUI Index by the S&P Index

Source: Bloomberg

MERK® FUNDS

The dollar…


US Trade Weighted Broad Dollar Index
Daily 12/31/1996 - 10/4/2019
US Trade Weighted Broad Dollar 131.0
131.0
135.0
130.0
125.0
120.0
115.0
110.0
105.0
100.0
95.0
'97
'98
'99
'00
'01
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12
'13
'14
'15
'16
'17
'18
'19

Source: Bloomberg

The trade-weighted US dollar index, also known as the broad index, is a measure of the value of the United States dollar relative to other world currencies.


MERK® FUNDS
THE AUTHORITY ON CURRENCIES™
2315
MERK HARD CURRENCY FUND
SEEKS TO PROFIT FROM A RISE IN HARD CURRENCIES

Merk Hard Currency Fund
(MERKX)



- Basket of Hard Currencies
- Hedge U.S. dollar risk
- Active management

Seeks to profit from rise of Hard Currencies vs. the U.S. dollar

MERKX Standardized Performance

Merk Hard Currency Fund®



Seeks to profit from a rise in *hard currencies* relative to the U.S. dollar

Through 09/30/2019, the Merk Hard Currency Fund Investor Shares (MERKX) had a 1-year return of -5.43%, a 5-year return of -3.50%, a 10-year return of -1.69%, and a return of 0.88% since inception on 05/10/2005.

All performance figures greater than 1-year are annualized unless otherwise specified. Performance data represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. Please visit www.merkfunds.com for most recent month end performance. The expense ratio for MERKX is 1.38% for Investor Shares.

MERK® FUNDS

MERKX Performance

Risk and Return	
Annualized Return	0.88%
Annualized Volatility	8.54%
Sharpe Ratio	-0.05
Cumulative Return	13.43%
Year-to-Date Return	-3.05%
Best Month	7.77%
Worst Month	-9.82%
Average Month	0.11%
Average Monthly Gain	1.89%
Average Monthly Loss	-1.90%
% of Winning Months	52.60%
95% Monthly VAR	-3.60%

AUM: $74.1 million

Fund Details	Investor	Institutional
Ticker	MERKX	MHCIX
Min. Invest.	$2,500	$250,000
Exp. Ratio	1.38%	1.13%
Fees	No Load	No Load



Monthly and Cumulative Return (since inception)
Cumulative Return
Monthly Return
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
-5.00%
-10.00%
May-05
May-06
May-07
May-08
May-09
May-10
May-11
May-12
May-13
May-14
May-15
May-16
May-17
May-18
May-19
Monthly Returns (RHS)
Cumulative Returns (LHS)



Risk Comparsion (since inception)
Ann. Std. Deviation
20%
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
GOLD
NZD
AUD
NOK
SEK
CHF
JPY
GBP
CAD
EUR
MERKX
InvDXY



Currency Allocation (as of 09/30/2019)
GOLD 4.8%
NZD 7.0%
CAD 28.0%
GBP 8.0%
EUR 8.4%
AUD 9.1%
NOK 15.3%
SEK 19.5%

Performance data represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All performance figures greater than 1-year are annualized unless otherwise specified. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. Please visit www.merkfunds.com for most recent month end performance. The Fund's expense ratio is 1.38% for Investor Shares. *Source: Merk Investments, Bloomberg. Calculations since inception 05/10/2005-09/30/2019*

MERKX Performance since inception

Annualized performance – since inception (05/10/05 – 09/30/19)



10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
-2.00%
-4.00%
GBP
NOK
SEK
EUR
NZD
AUD
CAD
JPY
MERKX
USD
SGD
CHF
XAU

GBP	NOK	SEK	EUR	NZD	AUD	CAD	JPY	MERKX	USD	SGD	CHF	XAU
-2.92%	-2.53%	-2.19%	-1.15%	-1.08%	-0.97%	-0.47%	-0.16%	0.88%	1.14%	1.22%	1.30%	8.99%

Source: Merk Investments, Bloomberg.
All calculations are based on daily data. All currencies performance are calculated relative to U.S. Dollar.
USD: U.S. Dollar Currency Index (DXY); XAU: Gold Spot as U.S. Dollar per Troy Ounce

Performance data represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All performance figures greater than 1-year are annualized unless otherwise specified. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. Please visit www.merkfunds.com for most recent month end performance. The Fund's expense ratio is 1.38% for Investor Shares. Source: Merk Investments, Bloomberg. Calculations for period 05/10/2005-09/30/2019

MERKX Volatility since inception

Annualized volatility – since inception (05/10/05 – 09/30/19)



20.00%
18.00%
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
MERK

SGD	USD	MERKX	EUR	CAD	GBP	JPY	CHF	SEK	NOK	AUD	NZD	XAU
5.62%	7.92%	8.54%	9.64%	9.67%	9.72%	10.28%	11.82%	12.49%	12.55%	13.37%	13.40%	18.42%

Source: Merk Investments, Bloomberg.
All calculations are based on daily data. All currencies performance data calculated relative to U.S. Dollar.
USD: U.S. Dollar Currency Index (DXY); XAU: Gold Spot as U.S. Dollar per Troy Ounce

MERK® FUNDS

MERKX Correlation

Correlation matrix – as of 09/30/2019

MERKX vs.	Since Inception	1 Year	YTD	Q3
AUD	0.63	0.68	0.68	0.73
CAD	0.62	0.68	0.74	0.68
CHF	0.79	0.63	0.61	0.54
EUR	0.90	0.84	0.82	0.69
GBP	0.67	0.57	0.52	0.41
JPY	0.21	0.30	0.29	0.29
NOK	0.79	0.84	0.84	0.84
NZD	0.61	0.66	0.68	0.78
SEK	0.78	0.81	0.82	0.88
SGD	0.64	0.75	0.72	0.56
USD	-0.90	-0.88	-0.87	-0.75
XAU	0.66	0.55	0.52	0.45

Source: Merk Investments, Bloomberg.
All calculations are based on daily data as of 09/30/2019.
All currencies performance data calculated relative to U.S. Dollar.
USD: U.S. Dollar Currency Index (DXY); XAU: Gold Spot as U.S. Dollar per Troy Ounce

Correlation: a statistical measurement that gives the degree of relationship between two variables. In a diversified portfolio, correlation represents the degree of relationship between the price movements of different assets in a portfolio. Fund inception: 05/10/2005.

Merk Funds

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Notes

Indices and terms referred to in this presentation may include the following:

U.S. Dollar (DXY) Index and Inverse DXY: DXY is a measure of the value of the United States dollar relative to a static basket of currencies with Euro (EUR) 57.6% weight, Japanese yen (JPY) 13.6%, Pound Sterling (GBP) 11.9%, Canadian dollar (CAD) 9.1%, Swiss franc (CHF) 3.6% and Swedish krona (SEK) 4.2% weight. The DXY is a generally well-known measure of the value of the US dollar versus major foreign currencies, and as such makes a relevant reference point for directional currency strategies. The inverse of the DXY is the value of the currency basket relative to the U.S. dollar, i.e. short dollar and long foreign currencies. Because the Merk Hard Currency Fund is long foreign currencies (and therefore short dollar), using the inverse DXY allows for the logical comparison of performance relative to the Fund.

Bloomberg Dollar (BBDXY) Index: an index tracks the performance of a basket of ten leading global currencies versus the U.S. dollar, weighted by the share of international trade and FX liquidity.

Deutsche Bank Currency Returns (DBCR) Index: an equal-weighted blend of the most widely used investment strategies among active currency managers. It captures long term systematic returns available in the world currency markets. As a non-directional index, the DBCR provides a useful comparison to absolute return currency strategies like the Merk Absolute Return Currency Fund.

JPMorgan 3-Month Global Cash Index: measures the performance of money market securities denominated in foreign currencies.

Citigroup 3-Month U.S. T-Bill Index: an index that tracks the performance of U.S. Treasury bills with a remaining maturity of three months.

S&P 500 Total Return Index (SPXT): a broad-based measurement of changes in stock market conditions based on the average performance of 500 widely held common stocks. Performance figures assume that all dividends are reinvested.

MSCI EAFE (Europe Australasia Far East) Index: a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US & Canada. As international equity investment returns are a combination of equity returns and currency returns, the MSCI EAFE provides a useful comparison to a strategy including U.S. equities and currencies, like the Merk Currency Enhanced US Equity Fund.

MSCI EAFE US $ Hedged Net Index: a currency hedged variant of the above, designed to represent the return without the currency exposure if the index.

MSCI Emerging Markets (EM) Index: a free float-adjusted market capitalization index that is designed to measure equity market performance of emerging markets.

Barclays Capital Aggregate US Bond Index (BONDS): is a broad-based benchmark that measures the investment grade, U.S. dollar-denominated, fixed-rate taxable bond market, including Treasuries, government-related and corporate securities, MBS (agency fixed-rate and hybrid ARM pass-throughs), ABS, and CMBS.

FTSE NAREIT US All REITs Index: spans the commercial real estate space across the US economy. It provides exposure to all investment and property sectors.

DJ-UBS Commodity Total Return Index: a diversified benchmark for commodities' fully collateralized returns.

Barclays US TIPS Index: measures the performance of the US Treasury Inflation Protected Securities ("TIPS") market.

Alpha: a measure of risk-adjusted return. The excess return of the fund relative to the return of the benchmark is the fund's alpha.

Beta: a measure of systematic risk based on the covariance of the portfolio's return with the return of the overall market. The market has a beta of 1.

Sharpe Ratio: a measure of the excess return per unit of risk in an investment asset or a trading strategy.

Correlation: a measure of how two securities or asset classes move in relation to each other.

Standard Deviation: a measure of volatility.

VAR: VAR refers to value at risk, which gives the worst expected loss given some confidence level over a given time horizon for a given distribution of returns. 95% Monthly VAR suggests a 95% probability a monthly loss is no greater than stated assuming a normal distribution of returns. Investors must be aware that this does not capture the worst case scenario and that losses may be greater as the distribution of future returns is unknown.

CRY Index: Thomson Reuters/Core Commodity CRB Commodity Index, an arithmetic average of commodity futures prices with monthly rebalancing.

Barcap US Corp HY YTW – 10 Year Spread: A measure reflecting risk premia in the market; specifically, the Barclays Capital US Corporate High Yield to Worst minus the US Generic Government 10 Year Yield.

Other indices as defined on the respective pages. Indices are unmanaged; an investment cannot be made directly in an index.

MERK® FUNDS

Notes (continued)

Singapore dollar (SGD): official currency of Singapore.

Spot Gold (XAU): current market price at which an asset is bought or sold for immediate payment and delivery. It is differentiated from the forward price or the futures price, which are prices at which an asset can be bought or sold for delivery in the future.

Russell 2000 Index: a small-cap stock market **index** of the bottom 2,000 stocks in the **Russell** 3000 **Index**. The **Russell** 2000 is by far the most common benchmark for mutual funds that identify themselves as "small-cap", while the S&P 500 **index** is used primarily for large capitalization stocks.

S&P 500 Index: a capitalization-weighted index of 500 stocks designed to measure performance of the broad U.S. domestic economy through change in the aggregate market value representing all major industries.

S&P 500 Financials Index: a capitalization-weighted index of S&P 500 stocks that represent the financial sector as defined by Global Industry Classification Standard (GICS) Level 1 Sector group, calculated by Bloomberg.

VIX Short-Term Futures Index: an index that measures the return from a daily rolling long position in the VIX futures contract traded on the Chicago Board Options Exchange. The short-term index is comprised of the first and second contract months.

U.S. 10Y Treasury Bonds: represented here by calculating the inverse of Bloomberg's U.S. Generic Government 10 Year Yield Index (USGG10YR Index) comprised of on-the-run government bill/not/bond indices.

Spain 10Y Treasury Bonds: represented here by calculating the inverse of Bloomberg's Spanish Generic Government 10 Year Yield Index (GSPG10YR Index) comprised of Spanish government bonds that the market considers to be benchmark issue.

G10: refers to 10 countries/currency areas: Australia (AUD), Canada (CAD), Switzerland (CHF), Eurozone (EUR), United Kingdom (GBP), Japan (JPY), Norway (NOK), New Zealand (NZD), Sweden (SEK), and United States (USD).

US Corp IG Bonds: represented here by Bloomberg US Corporate Bond Index (Investment Grade) for GICS Level I sectors Utilities, Industrials, Consumer Staple, Communications, Health Care and Financials. The Bloomberg USD Corporate Bond Index is a rules-based market-value weighted index engineered to measure the investment grade, fixed-rate, taxable, corporate bond market. It includes USD-denominated securities publicly issued by U.S. and non-U.S. corporate issuers. To be included in the index a security must have a minimum par amount of 250 million.

EM USD Bond Aggregate: represented here by Bloomberg Barclays EM USD Aggregate TR Index Unhedged USD. Bloomberg Barclays Emerging Markets Hard Currency Aggregate Index is a flagship hard currency Emerging Markets debt benchmark that includes USD-denominated debt from sovereign, quasi-sovereign, and corporate EM issuers.

U.S. Mortgage Backed Securities: represented here by Bloomberg Barclays US MBS Index TR Value Unhedged USD. The Bloomberg Barclays US Mortgage Backed Securities (MBS) Index tracks agency mortgage backed pass-through securities (both fixed-rate and hybrid ARM) guaranteed by Ginnie Mae (GNMA), Fannie Mae (FNMA), and Freddie Mac (FHLMC). The index is constructed by grouping individual TBA-deliverable MBS pools into aggregates or generics based on program, coupon and vintage.

Pan-European IG Bond Aggregate: represented here by Bloomberg Barclays Pan-European Aggregate TR Index Value Unhedged EUR. The Bloomberg Barclays Pan-European Aggregate Index tracks fixed-rate, investment-grade securities issued in the following European currencies: Euro, British pounds, Norwegian krone, Danish krone, Swedish krona, Czech koruna, Hungarian forint, Polish zloty, and Slovakian koruna. Inclusion is based on the currency of the issue, and not the domicile of the issuer.

Pan-European HY Bond Aggregate: represented here by Bloomberg Barclays Pan-European High Yield TR Index Value Unhedged EUR. The Bloomberg Barclays Pan-European High Yield Index measures the market of non-investment grade, fixed-rate corporate bonds denominated in the following currencies: euro, pounds sterling, Danish krone, Norwegian krone, Swedish krona, and Swiss franc. Inclusion is based on the currency of issue, and not the domicile of the issuer.

MERK® FUNDS

Mutual Fund Risk Disclosure

Information contained herein may discuss Fund performance and holdings. Performance data quoted represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. For performance current to the most recent month-end, please visit our website at www.merkfunds.com/fund.

Since the Fund primarily invests in foreign currencies, changes in currency exchange rates affect the value of what the Fund owns and the price of the Fund's shares. Investing in foreign instruments bears a greater risk than investing in domestic instruments for reasons such as volatility of currency exchange rates and, in some cases, limited geographic focus, political and economic instability, emerging market risk, and relatively illiquid markets. The Fund is subject to interest rate risk, which is the risk that debt securities in the Fund's portfolio will decline in value because of increases in market interest rates. If the U.S. dollar fluctuates in value against currencies the Fund is exposed to, your investment may also fluctuate in value. As a non-diversified fund, the Merk Hard Currency Fund will be subject to more investment risk and potential for volatility than a diversified fund because its portfolio may, at times, focus on a limited number of issuers. For a more complete discussion of these and other Fund risks please refer to the Fund's prospectus.

Before investing you should carefully consider the Fund's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained by calling 1-866-MERK FUND or visiting the Fund's website. Please read the prospectus carefully before you invest. **Foreside Fund Services, LLC, distributor.**

MERK® FUNDS